EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 filed with the Securities and Exchange Commission of our reports dated March 3, 2009 with respect to the consolidated financial statements of Nara Bancorp, Inc. and the effectiveness of internal control over financial reporting, which reports are incorporated by reference in the Annual Report on Form 10-K for Nara Bancorp, Inc. for the year ended December 31, 2008 and to the reference to us under the heading “Experts” in this Registration Statement on Form S-3.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

South Bend, Indiana

September 17, 2009